SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):   August 20, 2004

MFA MORTGAGE INVESTMENTS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Maryland	1-13991	13-3974868

(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

350 Park Avenue, 21st Floor, New York, New York  10022
(Address of Principal Executive Office) (Zip Code)

Registrant’s Telephone Number, Including Area Code:  (212) 207-6400

Not Applicable
(Former name or former address, if changed since last report)

ITEM 5.          OTHER EVENTS

          On August 20, 2004, MFA Mortgage Investments, Inc. (the “Company”) entered into a Sales Agreement (the “Agreement”) with Cantor Fitzgerald & Co., as sales agent (the “Sales Agent”).  In accordance with the terms of the Agreement, the Company may offer and sell up to 7,500,000 shares of common stock, par value $0.01 per share (the “Shares”), from time to time through the Sales Agent.  Sales of the Shares, if any, may be made in privately negotiated transactions and/or any other method permitted by law, including, but not limited to, sales at other than a fixed price made on or through the facilities of the New York Stock Exchange, or sales made to or through a market maker or through an electronic communications network, or in any other manner that may be deemed to be an at-the-market offering as defined in Rule 415 of the Securities Act of 1933, as amended.  In accordance with the rules of the Securities and Exchange Commission, the aggregate gross proceeds from at-the-market sales will not exceed $69,750,000.  The Sales Agent will make all sales on a best efforts basis using commercially reasonable efforts consistent with its normal trading and sales practices on mutually agreed terms between the Company and the Sales Agent.

          The compensation payable to the Sales Agent for sales of the Shares sold pursuant to the Agreement shall be equal to two and one-half percent (2.5%) of the initial ten million dollars ($10,000,000) of gross proceeds received by the Company in connection with sales of the Shares made by the Sales Agent during any calendar month (the “Monthly Sales Threshold”) plus three percent (3%) of gross proceeds received by the Company in connection with any sales made by the Sales Agent in excess of the Monthly Sales Threshold during that same calendar month.

ITEM 7.          EXHIBITS

          The following exhibit is filed as part of this current report in accordance with the provisions of Item 601 of Regulation S-K:

          1.1          Sales Agreement, dated August 20, 2004, between the Company and the Sales Agent.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MFA MORTGAGE INVESTMENTS, INC.

By:	/s/Timothy W. Korth

Timothy W. Korth
General Counsel and Senior Vice President

Date: August 20, 2004